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                                                                 EXHIBIT 11.1

                       HEALTH SYSTEMS DESIGN CORPORATION
                       COMPUTATION OF NET LOSS PER SHARE

                                               THREE MONTHS ENDED DECEMBER 31,
                                                   1996              1995
                                               -----------       ------------
Net loss                                       $(1,090,089)      $  (284,697)
                                               -----------       ------------
                                               -----------       ------------
Weighted average common and common equivalent
      shares outstanding                         6,436,372          4,452,689

Common shares, options and warrants granted
(using the treasury stock method assuming
an initial public offering price of $13.00)
since March 16, 1995 included pursuant to
Securities and Exchange Commission Rules                 -            324,347
                                               -----------       ------------
Weighted average common and equivalent shares
      outstanding                                6,436,372          4,777,036
                                               -----------       ------------
                                               -----------       ------------
Net income (loss) per common and common
       equivalent share                           $  (0.17)          $  (0.06)
                                               -----------       ------------
                                               -----------       ------------


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